                                                               Exhibit (d)(xvi)

March 3, 2008

Randall W. Merk,
President and Chief Executive Officer,
Schwab Capital Trust
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Monthly Income Funds

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.

                                              NET OPERATING         GUARANTEED
FUND                                          EXPENSE LIMIT         THROUGH:

SCHWAB MONTHLY INCOME FUND -- MODERATE         0bps                 2/27/09
PAYOUT

SCHWAB MONTHLY INCOME FUND -- ENHANCED         0bps                 2/27/09
PAYOUT

SCHWAB MONTHLY INCOME FUND -- MAXIMUM PAYOUT   0bps                 2/27/09

Sincerely,

/s/ George Pereira                             /s/ Pamela Saunders
------------------                             -------------------
George Pereira                                 Pamela Saunders
Chief Financial Officer, Charles Schwab        Vice President, Proprietary Funds
Investment Management, Inc.                    Charles Schwab & Co., Inc.

cc:
Patrick Waters
George Pereira
Zuogang Gao
James Pierce
Anna Loh
Mini Jande
Donna Passaglia